Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of SendTec, Inc. on Form S-8 (File No. 333-137883) of our report dated April 8, 2008, except for the fourth, fifth and sixth paragraphs of Note 12, as to which the date is June 20, with respect to our audit of the consolidated financial statements of SendTec, Inc. as of December 31, 2007 and for the year ended December 31, 2007, which report is included in this Annual Report on Form 10-KSB/A (Amendment No. 1) of SendTec, Inc. for the year ended December 31, 2007.

/s/ GREGORY, SHARER & STUART, P.A.

St. Petersburg, Florida

June 20, 2008